SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 13th day of June, 2024 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the “Bank”), and ARISTOTLE FUNDS SERIES TRUST, a Delaware statutory trust (the “Trust”), not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” and collectively the “Borrowers”), and with its address at 11100 Santa Monica Boulevard, Suite 1700, Los Angeles, California 90025.

    W I T N E S S E T H:

WHEREAS, the Bank and the Trust on behalf of the Borrowers entered into a loan agreement originally effective as of June 15, 2023, as amended (the “Loan Agreement”); and

WHEREAS, the parties wish to further amend the Loan Agreement in order to amend, modify or restate certain provisions (this amendment herein sometimes called the “Second Amendment”).

NOW, THEREFORE, the parties agree as follows:

1.Changes in Loan Facility.
A.The following definitions in Section 1(a) of the Loan Agreement shall be added or amended and restated to read as follows in the Loan agreement and all the Loan Documents:
“Custodian” shall mean the Bank, serving in its separate capacity as custodian pursuant to the Custody Agreement
"Maturity Date" shall mean, with respect to each Loan if the Bank (at its sole discretion) approves such a Loan to a Borrowing Fund hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than June 12, 2025 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).
B.Until such time as the Bank again requires a promissory note (as specified in Section 2(b)(iii) below and subject thereto): (i) The definitions in Section 1(a) of the Loan Agreement shall be modified to remove any reference to a “Note,” including but not limited to the definitions of “Loan Documents” and “Obligations,” and (ii) Section 3(d) of the Loan Agreement shall be modified to delete “and the Note” and “or under the Note” each place where such phrase is referenced in Section 3(d), and (iii) the delivery of a Note as a closing condition under Section 6(a)(ii)(B) shall be deemed omitted.
C.Section 2(b) of the Loan Agreement shall be amended and restated as follows:

(b)    Status of Prior Notes; Continued Evidence of Indebtedness; Balance of Loans.

(i) Effective as of June 13, 2024 and (subject to subsection (iii) below) as to any future amendments of this Loan Agreement, the Loans to each Borrower and their Obligations hereunder need not be evidenced by any promissory note, but rather deemed evidenced solely by this Loan Agreement, as amended. The existing Note shall hereafter be deemed cancelled and null and void (so long as it has, as of June 13, 2024 or thereafter, no outstanding balance due thereunder). Nevertheless, the Borrowers and the Bank acknowledge and agree that the obligations of the Borrowers to the Bank under this Agreement shall not in any manner be deemed cancelled or satisfied, but (as aforesaid) shall hereafter be deemed evidenced solely by this Loan Agreement, and may be as amended in the future.
(ii) Each Borrower (regardless of and including all account numbers related to such Borrower) continues to authorize the Bank to charge or increase any Loan balance of such Borrower for the amount of any payment due from such Borrower to the Bank hereunder.
(iii) The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the Bank resulting from each Loan made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder. Such entries shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay the Obligations in accordance with their terms. The Bank in the future may request that its Loans again be evidenced by a promissory note substantially in the form of previously existing Exhibit D to the Loan Agreement (the “Note”). In such event, the Trust on behalf of the Borrowers shall prepare, execute and deliver to the Bank such a Note payable to the order of the Bank. Thereafter, Loans evidenced by such Note and interest thereon shall at all times be represented by such a Note (except to the extent that the Bank subsequently returns such Note for cancellation and requests that such Loans once again be evidenced solely by the Loan Agreement as described above).
D.Section 8(i) of the Loan Agreement shall be amended and restated as follows:
(i) Amendment; Extension of Maturity Date. This Agreement may not be modified or amended except in a writing signed by the authorized officers of the Bank and by the Trust on behalf of the Borrowers.  However, at the sole option of the Bank, the Maturity Date specified in clause (b) of the Section 1 definition thereof, may be extended for additional 364-day periods (subject to such extension being the only then change to this Agreement) if an Authorized Officer who is an executive officer of the Trust, on behalf of the Borrowers, delivers to the Bank (from such officer’s email address) at least thirty (30) days prior to the date then specified in clause (b) of the definition of Maturity Date, an extension request substantially in the form of Exhibit B-1 attached hereto and made a part hereof (an “Extension Request”).  The Extension Request shall confirm the continuance of and be subject to the conditions for Loans specified in Section 6(b) of this Agreement.  If such an extension is granted by the Bank, it shall be evidenced by an extension approval letter substantially in the form of Exhibit B-2 attached hereto and made a part hereof (an “Extension Approval Letter”) and this Agreement will be deemed amended to extent necessary to give effect to such extension.  Agreement by the Bank to allow an extension in this manner does not commit the Bank to make any future extension similarly available – and the Bank may, at its option, require any such future extension of the term of this Agreement to be evidenced by an “Amendment to Loan Agreement” signed by both parties.
E.Section 8(q) shall be added to the Loan Agreement as follows:
(q) Bank as Lender and Custodian. The Bank as lender will, at the request of the Borrowers, serve in a dual capacity as a result of each Borrower’s custodial relationship with the Bank.  The Trust on behalf of the Borrowers acknowledges and agrees that the Bank under this Loan Agreement is acting solely as a lender in a completely separate capacity hereunder than its services as Custodian (and the Bank assumes hereunder none of the obligations of the Custodian under the Custody Agreement or under any applicable laws governing such custodial relationships).  The Bank, as lender, shall have and may exercise the same rights and powers as a lender that is not acting as such a custodian – including without limitation if applicable the disposition and sale of any and all assets of the Borrowers which may in the future be pledged as collateral for the Obligations.  The Trust on behalf of the Borrowers (i) waives any and all claims of conflict of interest or breach of fiduciary duty or otherwise related thereto, and (ii) releases, indemnifies and holds harmless the Bank from any claim, action, liability, loss, damage or expense of any nature whatsoever, arising out of or relating to any allegation of such a conflict of interest or breach of fiduciary duty as result of any action taken by the Bank as permitted in the Loan Agreement or any of the other Loan Documents.
2.Effectiveness. This Second Amendment shall be effective upon delivery to the Bank of an original Second Amendment duly executed by the Trust on behalf of the Borrowing Funds. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.Representations, Warranties and Covenants. The Trust on behalf of itself and the Borrowers further represents and warrants that:
A.    This Second Amendment has been duly executed and delivered by the Trust on behalf of the Borrowers, is authorized by all requisite action of the Trust and such Funds and is the legal, valid, binding and enforceable obligation of the Trust and such Funds; and

B.    The execution and delivery of this Second Amendment by the Trust on behalf of the Borrowers will not constitute a violation of any applicable law or a breach of any provision contained in the Declaration of Trust or other governing documents of the Trust or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Trust or the Borrowers are a party or by which the Trust, the Borrowers or any of their assets or properties are bound; and

C.    Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Second Amendment; and

D.    Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants or as to the Trust or the Borrowers set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.Miscellaneous.
A.    As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

B.    Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

C.    The Trust or the Borrowers shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligated in connection with or arising out of this Second Amendment.

D.    Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with its terms.

E.    This Second Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this Second Amendment by their respective duly authorized officers effective as of the date noted above.

    U.S. BANK NATIONAL ASSOCIATION

By: _______________________________________
Andrew D. Mihaly
Vice President

    The Bank as Custodian and Secured Third Party:
    U.S. BANK NATIONAL ASSOCIATION

    By: ________________________________________
             Teresa Burton
         Vice President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

    ARISTOTLE FUNDS SERIES TRUST
    Not individually but solely on behalf of its Funds listed
On Exhibit A to this Agreement, separately and not jointly

    By:
     Kim St. Hilaire
         Vice President

EXHIBIT A
To Second Amendment to Loan Document

PLEDGE ACCOUNT NUMBER	FUND NAME
19-4901	Aristotle Ultra Short Income Fund
19-4902	Aristotle Short Duration Income Fund
19-4903	Aristotle Core Income Fund
19-4904	Aristotle ESG Core Bond Fund
19-4905	Aristotle Strategic Income Fund
19-4907	Aristotle High Yield Bond Fund
19-4908	Aristotle Small/Mid Cap Equity Fund
19-4909	Aristotle Small Cap Equity Fund
19-4913	Aristotle Portfolio Optimization Conservative Fund
19-4914	Aristotle Portfolio Optimization Moderate Conservative Fund
19-4915	Aristotle Portfolio Optimization Moderate Fund
19-4916	Aristotle Portfolio Optimization Growth Fund
19-4917	Aristotle Portfolio Optimization Aggressive Growth Fund
19-4910	Aristotle Growth Equity Fund
19-4911	Aristotle Core Equity Fund
19-4912	Aristotle International Equity Fund
19-4918	Aristotle/Saul Global Equity Fund
19-4921	Aristotle Value Equity Fund

Schedule One
To Second Amendment to Loan Agreement

Nothing to disclose

EXHIBIT B-1

FORM OF EXTENSION REQUEST

[Date]

TO:     U.S. Bank National Association (the “Bank”) under that certain Loan Agreement (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”), originally dated as of June 15, 2023 between Aristotle Funds Series Trust (the “Trust”), not individually but solely on behalf of its Funds as set forth on Exhibit A of the Agreement, separately and not jointly, and the Bank.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

Ladies/Gentlemen:

Pursuant to Section 8(i) of the Agreement, the Trust, not individually, but solely on behalf of the Borrowers, hereby (i) confirms that each of the preconditions set forth in Section 6(b) of the Agreement continues to be satisfied, and (ii) requests that the Bank extend the Maturity Date as specified in [clause (b)] of the definition thereof in the Agreement (currently, [________]) for another 364 day period to [________].

Please notify the Borrowers as soon as possible of the Bank’s determination in response to this request.

Very truly yours,

ARISTOTLE FUNDS SERIES TRUST,
not individually but solely on behalf of its Funds listed on Exhibit A to the Agreement, separately and not jointly

By: ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT B-2

FORM OF EXTENSION APPROVAL LETTER

[Date]

Aristotle Funds Series Trust
11100 Santa Monica Boulevard
Suite 1700
Los Angeles, California 90025
Attention: _____________

Ladies/Gentlemen:

Please refer to the letter dated [________] from Aristotle Funds Series Trust (the “Trust”), not individually but solely on behalf of its Funds as set forth on Exhibit A of the Agreement (defined below), separately and not jointly requesting an extension of the term of the Loan Agreement originally dated as of June 15, 2023 between the Trust, not individually but solely on behalf of its Funds set forth on Exhibit A thereto and U.S. Bank National Association (the “Bank”) (as amended, restated, supplemented and/or otherwise modified prior to the date hereof, the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

By its execution of this letter, but subject to the prior satisfaction of each of the conditions precedent set forth in Section 6(b) of the Agreement, the Bank hereby consents to the extension of the Maturity Date as specified in clause (b) of the Agreement definition thereof from [original or previously extended maturity date] to [364 days after the original or previously extended maturity date] and such clause (b) of the definition of Maturity Date is hereby deemed amended to the extent necessary to reflect such extension.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By: ______________________________
Name: ____________________________
Title: _____________________________